Exhibit 5

April 7, 2026

XPLR Infrastructure, LP
700 Universe Boulevard
Juno Beach, Florida 33408

To the Addressee:

We have acted as counsel to XPLR Infrastructure, LP, a Delaware limited partnership (“XPLR”), in connection with the Distribution Agency Agreement, dated April 7, 2026, among XPLR and Barclays Capital Inc., KeyBanc Capital Markets Inc. and Scotia Capital (USA) Inc. (“Agreement”), pursuant to which common units representing limited partner interests in XPLR having an aggregate sales price of up to $300,000,000 (“Common Units”) may be offered and sold from time to time pursuant to Registration Statement No. 333-294702 (“Registration Statement”) filed with the Securities and Exchange Commission (“Commission”).

In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.

Based on the foregoing, we are of the opinion that the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments or contributions to XPLR or its creditors solely by reason of their ownership of such Common Units (other than as provided in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)), when the Common Units shall have been issued and sold in compliance with XPLR’s Sixth Amended and Restated Agreement of Limited Partnership, dated as of January 23, 2025 (“Partnership Agreement”), for the consideration contemplated by resolutions adopted by XPLR’s Board of Directors on February 18, 2025 and the Pricing Committee of XPLR’s Board of Directors on April 7, 2026 approving and authorizing the issuance and sale of the Common Units pursuant to the Partnership Agreement and the Agreement and otherwise as contemplated by the Registration Statement, the prospectus supplement, dated April 7, 2026 (“Prospectus Supplement”), and accompanying prospectus, dated April 7, 2026 (“Base Prospectus”).

This opinion letter is limited to the DRULPA as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.

We hereby consent to the reference to us under the heading “Legal Opinions” in the Prospectus Supplement, to the references to us in the Registration Statement, including under the heading

XPLR Infrastructure, LP
April 7, 2026

“Legal Opinions” in the Base Prospectus, and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission by XPLR on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP